EXHIBIT 99.1

               Cheniere Energy Completes Share Purchase

    HOUSTON--(BUSINESS WIRE)--July 26, 2007--Cheniere Energy, Inc. (AMEX:LNG) announced today that it has completed the purchase of 9,175,595 shares of its common stock under an option agreement with Credit Suisse International ("Credit Suisse") at a cash price of $35.42 per share, for an aggregate purchase price of approximately $325 million.

    Cheniere's option to purchase the shares was part of an issuer call spread entered into in July 2005 by Cheniere and Credit Suisse in connection with Cheniere's issuance of $325 million of 2.25% Convertible Senior Notes due 2012. Cheniere elected physical settlement of the option thereby requiring Credit Suisse to deliver 9,175,595 shares to Cheniere, which has reduced Cheniere's issued and outstanding common stock to 47,274,148 shares as of today's date.

    Cheniere Energy, Inc. is developing a network of three liquefied natural gas receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

    For additional information, please refer to Cheniere Energy, Inc.'s current report on Form 8-K filed with the Securities and Exchange Commission.

    This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc., Houston
             Investor Relations and Communications Department
             Manager Investor Relations
             Christina Cavarretta, 713-375-5100
             or
             Manager Communications
             Brandy Obvintsev, 713-375-5100